Exhibit 99.1

Ally Financial Reports Fourth Quarter and Full Year 2014 Financial Results

•	Fourth quarter net income of $177 million, $0.23 per diluted common share, adjusted EPS of $0.40, compared to $104 million in the fourth quarter of 2013
•	Full year 2014 net income of $1.2 billion, $1.83 per diluted common share, adjusted EPS of $1.68, compared to $361 million in 2013
•	Core pre-tax income, excluding repositioning items, of $396 million for the quarter and $1.6 billion for full year 2014, compared to $161 million for the fourth quarter of 2013 and $850 million for full year 2013
•	Fully exited TARP; U.S. taxpayer received $19.6 billion, $2.4 billion more than initially invested
•	Net financing revenue, excluding OID, improved 17 percent in 2014
•	Dealer Financial Services: Pre-tax income up 45 percent from prior year period, and automotive earning assets steadily increased by 3 percent year-over-year
•	Ally Bank: Annual retail deposit growth of 11 percent to $48.0 billion

NEW YORK (Jan. 29, 2015) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $177 million, or $0.23 per diluted common share, for the fourth quarter of 2014, compared to net income of $423 million, or $0.74 per diluted common share, in the prior quarter, and net income of $104 million, or a loss of $0.78 per diluted common share, for the fourth quarter of 2013. The company reported core pre-tax income1 of $229 million in the fourth quarter of 2014, compared to core pre-tax income of $467 million in the prior quarter and $142 million in the comparable prior year period. Excluding repositioning items, which were primarily related to the early extinguishment of high-cost legacy debt, the company reported core pre-tax income of $396 million for the quarter. Adjusted earnings per diluted common share2 for the quarter were $0.40, compared to $0.53 for the previous quarter, and a loss of $0.14 for the comparable prior year period.

1 Core pre-tax income reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from legacy bond exchanges.

2 Adjusted EPS excludes income from discontinued operations, certain one-time tax items, and the impact of core OID from legacy bond exchanges and repositioning items, net of tax. See slide 9 in the Ally Financial Inc. 4Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for details.

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Results for the quarter were driven by solid operating results from the Dealer Financial Services group, which increased pre-tax income by 45 percent compared to the prior year period, due in part to the non-recurrence of the $98 million charge related to the Consumer Financial Protection Bureau (CFPB) and U.S. Department of Justice (DOJ) settlement taken in the prior year period. Ally’s automotive finance franchise continued its strong performance, with earning assets for the business up 3 percent year-over-year. Consumer auto financing originations for the quarter increased to $9.0 billion and $41.0 billion for the year, the highest full year total since 2007. New and used originations from non-GM/Chrysler dealers improved 37 percent compared to the prior year period and increased 45 percent for the full year, and now comprise 22 percent of total consumer originations. Excluding originations from recreational vehicles which are a specialized market, non-GM/Chrysler originations increased approximately 50 percent in the past year.

Overall, significant improvement was made to Ally’s noninterest expense which declined by 24 percent compared to the prior year period, as well as continued improvement in cost of funds, which decreased 31 basis points from the prior year period and 50 basis points for the full year. This was partially offset by expected lower net lease revenue, primarily resulting from lower lease gains.

For the full year 2014, Ally reported net income of $1.2 billion, or $1.83 per diluted common share, compared to net income of $361 million in 2013, or a loss of $1.64 per diluted common share. Core pre-tax income in 2014 totaled $1.4 billion, compared to core pre-tax income of $606 million in the prior year. Excluding repositioning items, Ally reported core pre-tax income of $1.6 billion for 2014, compared to $850 million for 2013. Adjusted earnings per diluted common share for full year 2014 were $1.68, compared to a loss of $0.14 in the prior year.

“The past year’s accomplishments – from successful completion of our initial public offering to repayment of TARP – has solidified Ally’s standing as a stronger, more focused financial services company,” said Chief Executive Officer Michael A. Carpenter. “We began the year with a plan aimed at improving shareholder returns, and significant progress was achieved in 2014 in the areas of net interest margin expansion, expense reduction and regulatory normalization, which all led to a core return on tangible common equity of 7.9 percent for the year. We remain committed to further improving our core return on tangible common equity as we move through 2015.

“At the foundation of this effort have been two very strong franchises in our dealer financial services and direct banking operations,” Carpenter continued. “While we have been transforming our dealer financial services business into a market-driven competitor for several years, in 2014, we began to really accelerate the expansion of our diversification efforts, which now represents 22 percent of our auto originations and approximately 10,000 active dealers. We are well-positioned to continue the momentum in this area of the business this year.”

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Carpenter continued, “Ally Bank continues to be a great success story with a lot of potential yet to be harvested. The bank maintained its positive trajectory, with retail deposits up 11 percent year-over-year and more than 900,000 loyal customers who have responded to our consumer-centric philosophy. As we look ahead, we will continue to evaluate ways in which we can further leverage this franchise to meet the financial needs of these consumers.”

Results by Segment

($ millions)

				Increase/(Decrease) vs.
	4Q 14	3Q 14	4Q 13	3Q 14	4Q 13
Automotive Finance	$310	$415	$207	$(105)	$103
Insurance	86	60	67	26	20
Dealer Financial Services	$396	$475	$274	$(79)	$123
Mortgage	19	(3)	(8)	22	27
Corporate and Other (ex. OID)[1]	(19)	(5)	(105)	(13)	86
Core pre-tax income, excluding repositioning items[2]	$396	$467	$161	$(70)	$236
Repositioning items[3]	(167)	-	(18)	167	149
Core pre-tax income[2]	$229	$467	$142	$(237)	$87
OID amortization expense	42	47	67	(4)	(25)
Income tax expense/(benefit)	36	127	(4)	(91)	40
Income from discontinued operations[4,5]	26	130	25	(104)	1
Net income	$177	$423	$104	$(246)	$73

ROTCE	3.1%	10.3%	n/m
Core ROTCE[6]	7.1%	9.1%	1.8%
Adjusted Efficiency ratio[6]	50%	49%	73%
GAAP Earnings Per Common Share (diluted)[7]	$0.23	$0.74	$(0.78)	$(0.51)	$1.01
Adjusted Earnings/(Loss) Per Common Share[7]	$0.40	$0.53	$(0.14)	$(0.14)	$0.54

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	2014	2013	Increase/ (Decrease)
Automotive Finance	$1,525	$1,271	$254
Insurance	197	256	(59)
Dealer Financial Services	$1,722	$1,527	$196
Mortgage	60	(46)	106
Corporate and Other (ex. OID)[1]	(163)	(630)	467
Core pre-tax income, excluding repositioning items[2]	$1,619	$850	$769
Repositioning items[3]	(187)	(244)	(57)
Core pre-tax income[2]	$1,432	$606	$826
OID amortization expense	186	249	(63)
Income tax expense/(benefit)	321	(59)	380
Loss from discontinued operations[4,5]	225	(55)	280
Net income	$1,150	$361	$789

ROTCE	6.5%	n/m
Core ROTCE[6]	7.9%	3.1%
Adjusted Efficiency ratio[6]	51%	67%
GAAP Earnings Per Common Share (diluted)[7]	$1.83	$(1.64)	$3.47
Adjusted Earnings Per Common Share[7]	$1.68	$(0.14)	$1.83

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges and liability management actions (accelerated OID).

3. Repositioning items for 4Q14 are primarily related to the extinguishment of high-cost legacy debt. No repositioning items were incurred in 3Q14. Repositioning items for 4Q13 are primarily related to employee related costs associated with strategic actions of the company and the disposition of certain businesses. Refer to slides 27 and 28 of the Ally Financial Inc. 4Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Disc ops activity reflects several actions including divestitures of international businesses and other mortgage related charges in addition to certain discrete tax items. Refer to slides 27 and 28 of the Ally Financial Inc. 4Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

5. The following businesses are classified as discontinued operations: the Brazilian automotive finance operations (sale completed 4Q13) and the remaining international automotive finance operations, including the joint venture in China (sale completed 1Q15).

6. See slide 29 in the Ally Financial Inc. 4Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 4Q2014 Financial Supplement.

7. See slide 9 in the Ally Financial Inc. 4Q Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for details.

Return on Average Tangible Common Equity (ROTCE)

Ally continued to make progress on its three-point plan to increase shareholder value and improve the company’s return on average tangible common equity.

•	Net Interest Margin (NIM) Expansion: Throughout 2014, cost of funds improved 50 basis points for the full year, by increasing deposits, executing a liability management program to reduce high-cost legacy debt, and accessing the securitization markets. For the full year, net financing revenue, excluding OID, improved 17 percent, compared to 2013. Net interest margin, excluding OID, increased 33 basis points versus 2013.

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•	Expense Reduction: Efforts to improve efficiency continued throughout the year. Total expenses declined nearly $500 million while controllable expenses came down approximately $200 million, compared to 2013. Ally’s adjusted efficiency ratio was 51 percent for the full year, compared to 67 percent in 2013.
•	Regulatory Normalization: Progress was made throughout the year, most notably with Ally’s full exit from TARP in December 2014. Ally also advanced its liability management initiative by utilizing capital generated through extinguishment of high-cost legacy debt. In the second quarter of 2014, Ally Corporate Finance was aligned under Ally Bank, allowing the business to access a more competitive source of funding. In addition, Ally Bank began paying a dividend to its parent, Ally Financial, during the year.

Liquidity and Capital

Highlights

•	Improved preliminary fourth quarter 2014 capital ratios year-over-year, with Tier 1 capital at 12.5 percent and Tier 1 Common capital at 9.6 percent.

Ally’s consolidated cash and cash equivalents were $5.6 billion as of Dec. 31, 2014, down slightly from $5.7 billion at Sept. 30, 2014. Included in this quarter’s balance are $2.2 billion at Ally Bank and $1.5 billion at the Insurance business.

Ally's total equity was $15.4 billion at Dec. 31, 2014, up from $15.2 billion at the end of the prior quarter. The company's preliminary fourth quarter 2014 Tier 1 capital ratio was 12.5 percent and Ally’s preliminary Tier 1 Common capital ratio was 9.6 percent, both down slightly due to a seasonal increase in assets which was partially offset by fourth quarter earnings. Ally’s estimated fully-phased-in Basel III Common Equity Tier 1 ratio was 9.7 percent for the quarter.

Ally continued to execute a diverse funding strategy during the fourth quarter of 2014 and throughout the year. This strategy included strong growth in deposits, which represent approximately 44 percent of Ally’s funding portfolio, and completion of new term U.S. auto securitizations, which totaled approximately $3.1 billion for the quarter and more than $14.2 billion for the year. The annual total includes two off-balance sheet securitizations of $2.6 billion, one of which was completed during the quarter for $1.0 billion. The company also issued more than $3.0 billion of unsecured debt during the year.

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Ally Bank

Highlights

•	Retail deposits grew to $48.0 billion, up $4.8 billion or 11 percent year-over-year.
•	Approximately 69 percent of Ally's total assets were funded at Ally Bank at the close of the year.
•	Customer base grew 16 percent year-over-year to approximately 909,000 loyal, primary customers.
•	Deployed redesigned online banking platform in January offering simpler account management functionality and enhanced features.
•	Launched a new advertising campaign, “Facts of Life”, emphasizing “No Branches = Great Rates.”

For purposes of financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

The company remains focused on growing quality deposits through Ally Bank, which continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its consumer-centric value proposition. Retail deposits at Ally Bank increased to $48.0 billion as of Dec. 31, 2014, compared to $46.7 billion at the end of the prior quarter. Year-over-year, retail deposits increased $4.8 billion, up 11 percent. Retail deposit growth continued to be driven largely by savings products, which now represent 50 percent of the retail portfolio. Brokered deposits at Ally Bank totaled approximately $9.9 billion as of Dec. 31, 2014, up slightly from the prior quarter. The Ally Bank franchise has continued strong expansion of its customer base to approximately 909,000 loyal, primary customer accounts, growing 16 percent year-over-year. Customer satisfaction scores remained above 90 percent throughout 2014 and ended the year at nearly 93 percent.

Automotive Finance

Highlights

•	Consumer auto financing originations totaled $9.0 billion for the quarter, up 10 percent year-over-year, and totaled $41 billion for the year, the highest level since 2007.

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•	Strong progress in new and used originations from non-GM/Chrysler dealers, up 37 percent over prior year period.
•	Non-GM/Chrysler originations, excluding recreational vehicles, improved approximately 50 percent for the full year.
•	Grew to approximately 10,000 active non-GM/Chrysler dealer relationships at year-end.
•	Automotive earning assets increased $3.7 billion year-over-year.
•	Announced Ally will begin to offer its auto finance customers free access to their FICO ® Score at President Obama's consumer financial security event in January.
•	Improved mobile app with more account management and payment features and new "Click to Chat" tool.

Auto Finance reported pre-tax income of $310 million for the fourth quarter of 2014, compared to $207 million in the corresponding prior year period. Results for the quarter were primarily driven by improved non-interest expense, due to a non-recurrence of the charge taken in the prior year period related to the CFPB and DOJ settlement. Net financing revenue was down slightly due to expected lower net lease revenue, primarily as a result of lower lease gains. Earning asset growth remained solid across all products, despite continued intense competition. Additionally, provision expense increased in-line with expectations as a result of asset growth and a more diversified portfolio.

Total end-of-period earning assets for Auto Finance, comprised primarily of consumer and commercial receivables and leases, were $112 billion for the quarter. Consumer earning assets totaled $78 billion, up 5 percent year-over-year, due to continued strong origination volume. End-of-period commercial earning assets increased slightly to $34 billion, up $200 million compared to the prior year period, primarily as a result of growth in the dealer loan portfolio.

Consumer financing originations in the fourth quarter of 2014 were $9.0 billion, compared to $11.8 billion in the prior quarter and $8.2 billion in the corresponding prior year period. The originations were comprised of $3.9 billion of new retail, $2.7 billion of used retail and $2.4 billion of leases. Consumer financing origination levels in the fourth quarter of 2014 were driven by year-over-year growth in all channels, with solid expansion in the new and used retail channels, up 9 percent and 14 percent, respectively.

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In January, GM announced to its dealers that it would begin to offer subvented leasing for Buick, GMC and Cadillac vehicles exclusively through its captive financing company. This is consistent with GM’s stated objective to grow the use of their captive. Ally continues to work with GM dealers on a broad range of products and services to support their business. Additionally, Ally has continued to broaden its business, with new and used volume from non-GM/Chrysler dealers increasing 37 percent from the prior year period and 45 percent for the full year, and now accounting for 22 percent of total consumer originations. Excluding originations from recreational vehicles, which are a specialized market and were relatively flat year-over-year, non-GM/Chrysler originations increased approximately 50 percent in the past year.

Insurance

Highlights

•	Improved written premiums, totaling $248 million in the quarter for the Dealer Products and Services group.
•	Previewed a flagship vehicle service contract, Ally Premier Protection, with a pilot beginning in March and full roll-out later this summer.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $86 million in the fourth quarter of 2014, compared to pre-tax income of $67 million, excluding repositioning items in the corresponding prior year period. This was driven by improved underwriting income resulting in part from lower vehicle service contract claims. Total investment income remained strong at $44 million in the fourth quarter of 2014, compared to $37 million in the comparable prior year period, due to higher investment gains.

As part of its continued efforts to diversify, the company previewed its new, flagship vehicle service contract, Ally Premier Protection, in January. Ally Premier Protection will be available for new and used vehicles of virtually all makes and models later this year, and will offer benefit enhancements compared to existing vehicle service contracts offered by the company.

Mortgage

During the fourth quarter of 2014, Mortgage reported pre-tax income of $19 million, compared to a pre-tax loss of $8 million in the prior year period, excluding repositioning items. The mortgage held-for-investment portfolio is approximately $7.5 billion as of Dec. 31, 2014, down slightly from the prior quarter, as loans being moved to the held-for-sale portfolio were mostly offset by bulk loan purchases.

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Corporate and Other

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $19 million, compared to a loss of $105 million in the comparable prior year period. Results were primarily affected by an improved cost of funds resulting from the company's liability management strategy. Ally’s efforts to streamline the business and reduce controllable expenses further contributed to improved results.

Core OID amortization expense totaled $42 million in the fourth quarter of 2014, compared to $67 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the fourth quarter 2014 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

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With approximately $151.8 billion in assets as of Dec. 31, 2014, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors (“GM”), and Ally and Chrysler Group LLC (“Chrysler”), and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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